Exhibit 3.40(b)

FILED	05/26/15 2919135-
MAY 26 2015	001
WA SECRETARY OF STATE	$80.00 K
tid: 3003586

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
LGI HOMES - WA, LLC

                    Pursuant to the provisions of RCW 25.15.075, the undersigned hereby submits the following Amendment to the Certificate of Formation of LGI Homes - WA, LLC (the “Company”) which was tiled with the Secretary of State of the State of Washington on May 20, 2015:

1.          The name of the Company is LGI Homes - WA, LLC.

2.          The Certificate of Formation is amended to read as follows:

Article I shall be deleted in its entirety and the following shall be substituted therefor:

I.

The name of the limited liability company is ‘‘LGI HOMES - WASHINGTON, LLC’’.

3.          The amendment was adopted by the sole Member on May 22, 2015.

4.           Except as set forth above, the Certificate of Formation remains unchanged and in full force and effect.

                    The undersigned hereby certifies that it is the sole Member of the Company, and is duly authorized to execute this Certificate of Amendment on behalf of the limited liability company.

                    Dated: May 22, 2015.

LGI Homes Group, LLC
By: LGI Homes, Inc., its managing member

/s/ Eric T. Lipar
Eric T. Lipar
CEO